Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Five9, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-195037, 333-204145, 333-209918, 333-216332, 333-223362, and 333-229845) on Form S-8 of Five9, Inc. (the “Company”) of our report dated February 27, 2020, with respect to the consolidated balance sheets of the Company as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10-K of the Company. Our report refers to changes to the method of accounting for revenue from contracts with customers and sales commissions as of January 1, 2018 and accounting for leases as of January 1, 2019

/s/ KPMG LLP
San Francisco, California
February 27, 2020